FOR IMMEDIATE RELEASE
Saia Reports 2007 Revenue of $976 million from continuing operations, an increase of 12 percent
JOHNS CREEK, GA — January 30, 2008 — Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier (“the Company”), reported 2007 results with revenue of $976 million from continuing operations, an increase of 12 percent from 2006. 2007 operating income from continuing operations was $38.2 million including integration charges of $2.4 million, compared with 2006 operating income of $50.0 million which included $4.1 million in restructuring and integration expenses. Income from continuing operations was $17.1 million in 2007 compared to $25.9 million in 2006. Earnings per share from continuing operations were $1.22 including integration charges, compared to $1.74 in 2006 which included charges for restructuring and integration.
“Saia achieved 12 percent revenue growth due to acquisitions, synergy revenue to and from our expanded geography and our excellent service offerings. Earnings per share from continuing operations declined to $1.22 from $1.74 earnings per share in a very difficult economic environment,” said Rick O’Dell, President and Chief Executive Officer. “We believe Saia’s broad coverage and strong service provide a solid foundation for long-term profitable growth and shareholder value creation as we capitalize on our recently expanded coverage and improve margins.”
2007 highlights are summarized as follows:
•	Operating ratio deteriorated to 96.1 from 94.3

•	LTL tonnage per work day increased 9.2%

•	LTL yield increased 2.1% including the impact of higher fuel surcharge
Additional points:
•	Gain on sale of real estate of $1.7 million

•	Equity based compensation was a benefit of $3.0 million compared to expense of $3.0 million in prior year

•	Accident expense was $8.3 million over prior year primarily due to severity
Fourth quarter revenue was $244 million, up 11 percent from prior year. Saia reported earnings per share from continuing operations of $0.05 per share which included charges of $0.04 per share resulting from an employment related matter compared to $0.36 in the prior year which included charges of $0.09 per share for restructuring and integration expenses. Operating income from continuing operations was $3.9 million which includes $0.8 million of expenses from an employment related matter, which compares to the prior year quarter operating income of $10.5 million which included $2.0 million of restructuring and integration expenses.
Fourth quarter 2007 highlights include:
•	Operating ratio from continuing operations deteriorated to 98.4 from 95.2

•	LTL tonnage per work day increased 2.4%

•	LTL yield increased 7.0% including the impact of higher fuel surcharge

•	Accident expense was $1.1 million over prior year quarter due to severity

Saia, Inc. Fourth-Quarter 2007 Earnings

“Considering the weak economic conditions, I am relatively pleased with our top line growth,” O’Dell said. “I am particularly disappointed with the second half results during which margins were challenged due to the weak economic environment, higher accident and health plan expenses at a time we were investing in servicing new lanes associated with our geographic expansions. While the near-term economic environment remains challenging, I am cautiously optimistic about 2008. We believe our focused strategy of building density in our recently expanded network and numerous engineered cost initiatives will improve margins and shareholder value.”
Financial Position and Capital Expenditures
Total debt was $172.8 million at December 31, 2007. Net of the Company’s $6.7 million cash balance at December 31, 2007, net debt to total capital was 45.3 percent. This compares to total debt of $110.0 million and net debt to total capital of 32.8 percent at December 31, 2006. Debt balances were impacted by $23.2 million expended during the year on share repurchase transactions.
Consolidated net capital expenditures from continuing operations for 2007 were $89 million. The Company is planning net capital expenditures in 2008 of approximately $56 million which includes $39 million for real estate projects. Planned expenditures for revenue equipment is a reduction from the prior year and may be reevaluated as tonnage improves.
Saia has entered into a new revolving credit agreement, which replaces its prior facility and extends its maturity. The new agreement includes significant enhancements including an increase in the size from $110 to $160 million, improved terms, enhanced pricing and favorable conditions to support the Company’s financing needs.
Discontinued Operations
In the quarter, the Company recorded a tax benefit of $1.3 million, or $0.09 per share, related to discontinued operations of the sale of a former subsidiary in 2006.
Conference Call
The Company will hold a conference call to discuss fourth-quarter results today at 10:00 a.m. Eastern Time. To participate in the call, please dial 1-877-558-9192 or dial 706-758-1748 for international calls. Callers should dial in five to 10 minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saia.com and will be archived on the site. A replay of the call will be available two hours after the completion of the call through February 06, 2008. The replay will be available by dialing 1-800-642-1687 or 706-645-9291 and using conference code 30445489.
The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).”
Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 152

Saia, Inc. Fourth-Quarter 2007 Earnings

terminals, Saia employs 8,200 people. For more information, visit Investor Relations at www.saia.com.
The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions; integration risks; indemnification obligations associated with the sale of Jevic Transportation, Inc.; the effect of ongoing litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, property, revenue equipment and other operating assets; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with recent legislation requiring companies to evaluate their internal control over financial reporting and Homeland Security; dependence on key employees; inclement weather; labor relations; effectiveness of company-specific performance improvement initiatives; competitive initiatives and pricing pressures; terrorism risks; self-insurance claims, equity-based compensation and other expense volatility; the Company’s determination from time to time whether to purchase any shares under the repurchase program; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.
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CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer
RMcKenzie@Saia.com
678 542-3910

Saia, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,656	$10,669
Accounts receivable	107,116	95,779
Prepaid expenses and other	37,837	27,236

Total current assets	151,609	133,684

PROPERTY AND EQUIPMENT:
Cost	596,357	518,052
Less: Accumulated depreciation	227,585	203,220

Net property and equipment	368,772	314,832

GOODWILL AND OTHER ASSETS	40,202	38,884

Total assets	$560,583	$487,400

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and checks outstanding	$42,732	$39,389
Wages and employees’ benefits	32,863	45,752
Other current liabilities	38,138	30,027
Current portion of long-term debt	12,793	11,356
Current liabilities of discontinued operations	—	117

Total current liabilities	126,526	126,641

OTHER LIABILITIES:
Long-term debt	160,052	98,628
Deferred income taxes	55,961	45,259
Claims, insurance and other	17,392	13,717

Total other liabilities	233,405	157,604

SHAREHOLDERS’ EQUITY:
Common stock	13	15
Additional paid-in capital	170,260	199,257
Treasury stock	—	(8,861)
Deferred compensation trust	(2,584)	(1,877)
Retained earnings	32,963	14,621

Total shareholders’ equity	200,652	203,155

Total liabilities and shareholders’ equity	$560,583	$487,400

Saia, Inc.
Consolidated Statements of Operations
For the Quarter and Year Ended December 31, 2007 and 2006
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarter		Year Ended
	2007	2006	2007	2006
OPERATING REVENUE	$243,710	$219,160	$976,123	$874,738

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	130,291	120,967	524,599	473,956
Purchased transportation	20,172	16,459	76,123	70,029
Fuel, operating expenses and supplies	62,196	45,945	227,198	188,606
Operating taxes and licenses	8,765	7,342	34,474	28,853
Claims and insurance	8,492	7,338	36,754	28,089
Depreciation and amortization	10,083	8,861	38,685	32,550
Operating gains, net	(171)	(235)	(2,305)	(1,416)
Integration charges	—	1,490	2,427	1,490
Restructuring charges	—	538	—	2,587

Total operating expenses	239,828	208,705	937,955	824,744

OPERATING INCOME	3,882	10,455	38,168	49,994

NONOPERATING EXPENSES:
Interest expense	2,934	2,146	10,135	9,288
Other, net	(19)	(485)	(358)	(1,267)

Nonoperating expenses, net	2,915	1,661	9,777	8,021

INCOME BEFORE INCOME TAXES	967	8,794	28,391	41,973
Income tax provision	251	3,485	11,306	16,100

INCOME FROM CONTINUING OPERATIONS	716	5,309	17,085	25,873
Income (loss) from discontinued operations, net (including loss on disposal of $43,794 in 2006, net of tax benefit)	1,257	(107)	1,257	(46,554)

NET INCOME (LOSS)	$1,973	$5,202	$18,342	$(20,681)

Average common shares outstanding — basic	13,281	14,475	13,823	14,536

Average common shares outstanding — diluted	13,433	14,738	14,038	14,841

Basic earnings per share-continuing operations	$0.05	$0.37	$1.24	$1.78
Basic earnings (loss) per share-discontinued operations	0.09	(0.01)	0.09	(3.20)

Basic earnings (loss) per share	$0.15	$0.36	$1.33	$(1.42)

Diluted earnings per share-continuing operations	$0.05	$0.36	$1.22	$1.74
Diluted earnings (loss) per share-discontinued operations	0.09	(0.01)	0.09	(3.14)

Diluted earnings (loss) per share	$0.15	$0.35	$1.31	$(1.39)

Saia, Inc.
Condensed Consolidated Statements of Cash Flows
For the Year Ended December 31, 2007 and 2006
(Amounts in thousands)
(Unaudited)

	2007	2006
OPERATING ACTIVITIES:
Net cash from operating activities-continuing operations	$46,271	$55,643
Net cash from operating activities-discontinued operations	—	20,494

Net cash from operating activities	46,271	76,137

INVESTING ACTIVITIES:
Acquisition of property and equipment	(95,486)	(93,235)
Proceeds from disposal of property and equipment	6,401	2,487
Acquisition of business	(2,344)	(17,496)
Proceeds from sale of subsidiary	—	41,305
Net investment in discontinued operations	—	(5,359)

Net cash used in investing activities	(91,429)	(72,298)

FINANCING ACTIVITIES:
Proceeds from long-term debt	73,724	—
Repayment of long-term debt	(11,402)	(5,000)
Repurchase of common stock	(23,226)	(8,861)
Proceeds from stock option exercises	2,049	3,826

Net cash from financing activities	41,145	(10,035)

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(4,013)	(6,196)
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	10,669	16,865

CASH & CASH EQUIVALENTS, END OF PERIOD	$6,656	$10,669

Saia, Inc.
Financial Information
For the Quarter Ended December 31, 2007 and 2006
(Amounts in thousands)
(Unaudited)

					Fourth Quarter
		Fourth Quarter		%	Amount/Workday		%
		2007	2006	Change	2007	2006	Change
Workdays					62	61

Operating ratio		98.4	95.2

F/S Revenue	LTL	226,738	204,009	11.1	3,657.1	3,344.4	9.3
	TL	16,972	15,152	12.0	273.7	248.4	10.2
	Total	243,710	219,161	11.2	3,930.8	3,592.8	9.4

Revenue excluding	LTL	226,995	203,739	11.4	3,661.2	3,340.0	9.6
revenue recognition	TL	16,991	15,132	12.3	274.0	248.1	10.5
adjustment	Total	243,986	218,871	11.5	3,935.3	3,588.0	9.7

Tonnage	LTL	907	871	4.1	14.6	14.3	2.4
	TL	180	163	10.2	2.9	2.7	8.4
	Total	1,086	1,034	5.1	17.5	17.0	3.4

Shipments	LTL	1,664	1,559	6.7	26.8	25.6	5.0
	TL	24	22	8.5	0.4	0.4	6.7
	Total	1,688	1,581	6.7	27.2	25.9	5.0

Revenue/cwt.	LTL	12.52	11.70	7.0
	TL	4.73	4.64	1.9
	Total	11.23	10.58	6.1

Revenue/shipment	LTL	136.45	130.67	4.4
	TL	706.72	682.88	3.5
	Total	144.57	138.41	4.5

Pounds/shipment	LTL	1,090	1,117	(2.4)
	TL	14,945	14,726	1.5
	Total	1,288	1,308	(1.6)